Exhibit 10.1(O)

MEMORANDUM OF ENGAGEMENT

William (“Bill”) M. Austin

NorthWestern Corporation

This memorandum outlines the general terms and conditions of NorthWestern Corporation’s (“NorthWestern” or the “Company”) continued retention during the course of its pending Chapter 11 case (the “Chapter 11 Case”) of William (“Bill”) M. Austin (“Austin”) in the capacity of Chief Restructuring Officer as follows:

1.             Services:

Austin shall continue to serve as NorthWestern’s Chief Restructuring Officer providing advice and information to the Company in connection with the Chapter 11 Case.  Austin’s primarily responsibility is to advise on the operational and financial restructuring of the Company as is normal and customary in chapter 11 cases for chief restructuring officers, such services to include, but not be limited to, management of operational bankruptcy “task forces” established within NorthWestern, developing a long-term business strategy and business plan, overseeing the financial balance sheet restructuring of the Company, and overseeing the disposition of assets of non-core businesses such as Expanets, Inc. and Blue Dot, inc., assisting in the formulation and presentation of a reorganization plan for confirmation in the Chapter 11 Case, obtaining and negotiating debtor-in-possession financing for the Company in the Chapter 11 Case and, as necessary, obtaining, negotiating and implementing exit financing.

2.             Term:  For a period of the earlier of eighteen (18) months from September 15, 2003 or effective date of confirmed reorganization plan for NorthWestern, unless extended by mutual agreement between NorthWestern and Austin.

3.             Compensation:

(A)          Base salary – $400,000 per year;

(B)           Time-based addition – $400,000, to be paid in three installments of $133.333 on each of March 15, 2004, September 15, 2004 and March 15, 2005;

(C)           Incentive-based addition – $800,000, to be paid as follows:

(i)            $233,333 upon execution of restructure term sheer with Official Committee of Unsecured Creditors appointed in the Chapter 11 Case or those holders of at least 55% of NorthWestern’s senior unsecured bonds;

(ii)           $233,333 upon entry of Order approving a disclosure statement in the Chapter 11 Case; and

(iii)          $233,333 upon the effective date of a confirmed reorganization plan in the Chapter 11 Case;

(D)          If effective date of reorganization plan occurs before completion of distributions to be made under (A), (B) and (C) above, then distributions and payments not yet made will be fully earned and will be paid on effective date.

(E)           To receive the compensation provided for in (A), (B), (C) and (D) above, Austin must remain engaged as Chief Restructuring Officer for the Company.  If and to the extent that Austin’s continued engagement as Chief Restructuring Officer of NorthWestern has been involuntary terminated by the Company or otherwise as a result of the Chapter 11 Case, Austin shall receive payments required to be made to him under this Section 3 and not yet made, plus shall receive severance in the amount of $400,000 to be paid in equal monthly installments over a period of one year following the effective date of his termination.

4.             Expense Reimbursement:

In addition to the compensation paid as outlined in Section 3 above, NorthWestern agrees to reimburse Austin for all reasonable out-of -pocket expenses incurred by Austin in carrying out the terms of his engagement as Chief Restructuring Officer, including communication charges, travel expenses, copy expenses, delivery and distribution charges and such other reasonable costs and expenses incurred by Austin in the performance of his duties as Chief Restructuring Officer.  All reimbursements shall be made promptly after such payments accrue and are submitted to NorthWestern with appropriate documentation for the payment hereunder.

5.             Termination and Severance:

NorthWestern or Austin may, at any time, terminate Austin’s continued engagement as Chief Restructuring Officer without liability or continuing obligation, by providing thirty (30) days prior written notice thereof to the other party; provided, however, that except as otherwise provided in Section 3 of this Memorandum of Engagement, no termination of Austin’s continued engagement as Chief Restructuring Officer shall affect Austin’s right to receive, and the Company’s obligation to pay, (a) any claims for indemnification as provided for under this Memorandum of engagement or (b) the compensation to be paid to Austin as provided for in Section 3 of this Memorandum of Engagement.

6.             Indemnification:

NorthWestern agrees to indemnify and hold harmless Austin against losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in connection with Austin’s engagement as Chief Reconstruction Officer and will reimburse Austin for all

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reasonable and other expenses as incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that NorthWestern will not be liable in any such case for losses, claims, damages, liabilities or expenses which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of Austin.

7.             Survival:

The provisions of Sections 3 and 7 of this Memorandum of Engagement shall survive the termination or expiration of Austin’s continued engagement as Chief Restructuring Officer.

NORTHWESTERN CORPORATION

By:	/s/ Gary Drook
Gary Drook
Chief Executive Officer
Date:	September 29, 2003

/s/
WILLIAM M. AUSTIN
Chief Restructuring Officer
Date: September , 2003

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ORIGINAL

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
NORTHWESTERN CORPORATION,	:	Case No. 03-12872 (CGC)
:
Debtor.	:	Ref. Docket No. 102
:
:

ORDER AUTHORIZING DEBTOR TO RETAIN WILLIAM

AUSTIN AS ITS CHIEF RESTRUCTURING OFFICER

UPON the Motion Pursuant to §§ 105(a) and 363 of the Bankruptcy Code for Approval of Agreement to Retain William Austin as Chief Restructuring Officer of the Debtor (the “Motion”) filed by the above-captioned debtor (the “Debtor”) and the Court having reviewed the Motion; and having heard the statements of counsel regarding the relief requested in the Motion at a hearing with respect to the Motion; and the Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and due notice of the Motion having been given under the circumstances; and it appearing that no other or further notice of the Motion is necessary or required; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtor, its estate, its creditors and other parties-in-interest; and after due deliberation and sufficient cause appearing therefor, it is hereby

ORDERED, that the Motion is GRANTED; and it is further

ORDERED, that the Debtor is hereby authorized to retain William Austin as its chief restructuring officer on the terms set forth in the Agreement(1), as such Agreement is modified herein; and it is further

ORDERED, that the Incentive-based compensation provided for in the Agreement shall be payable to William Austin on an interim basis subject to final application and review pursuant to Section 330 of the Bankruptcy Code; and it is further

ORDERED, that notwithstanding Section 3(C) of the Agreement, the Incentive-based additional compensation shall be paid as follows: (1) $400,000 upon entry of an order approving a disclosure statement in the Debtor’s Chapter 11 case; and (2) $400,000 upon the effective date of a confirmed reorganization plan in the Debtor’s Chapter 11 case; and it is further

ORDERED, that notwithstanding Section 3(E) of the Agreement, the severance payments described therein shall be in addition to payments required to be made under Section 3 to the extent that the triggering events related thereto have occurred; and it is further

ORDERED, that this order shall take effect immediately upon its entry; and it is further

ORDERED, that this Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this order.

Dated:	Wilmington, Delaware
October 10, 2003
/s/ [ILLEGIBLE]

(1)           Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Motion.